Exhibit 10.1

DEALERSHIP ASSET PURCHASE AGREEMENT

This DEALERSHIP ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of the date Anthony J. Gargano, P.A. (“Escrow Agent”) executes the escrow receipt on the last page hereto (the “Effective Date”), and is among LMP Automotive Holdings, Inc., a Delaware corporation or its assigns (“Buyer”), William B. Fuccillo, Sr., an individual (collectively, “Principal”), and Fuccillo Affiliates of Florida, Inc. and Fuccillo Associates of Florida, Inc., Florida corporations (each, a “Seller” and collectively, “Sellers”; and Sellers together with Buyer and Principal, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Sellers own, control and operate two KIA motor vehicle dealerships (each, a “Dealership” and collectively, the “Dealerships”) located at 404 N. E. Pine Island Road, Cape Coral, Florida 33909 and 202 Tamiami Trail, Port Charlotte, Florida 33953 (collectively, the “Dealership Premises”), under sales and service agreements with KIA Motors America, Inc. (“Manufacturer”); and

WHEREAS, Sellers and Principal desire to sell and transfer substantially all of the Dealerships’ assets (as more particularly described in Section 2 below, excluding the Excluded Assets defined below, collectively, the “Dealership Assets”) to Buyer and Buyer desires to purchase said assets on the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, it is agreed as follows:

1. Earnest Money & Brokers. Within three (3) business days after the first date that Buyer has signed this Agreement and received from Sellers a complete, fully executed copy of this Agreement signed by Sellers, Principal and the Escrow Agent, Buyer shall deliver to Escrow Agent $1,000,000.00 as earnest money (the “Earnest Money”) to be held in trust by Escrow Agent for and on behalf of the Parties pursuant to this Agreement. On the Closing Date, if the Closing occurs, the Earnest Money will be applied to the Purchase Price. Upon the sooner to occur of Closing or termination of this Agreement, the Earnest Money will be paid as provided in Section 15(a). If any third party claims any right or interest in all or any portion of the Purchase Price based on such third party’s agreement with, or interest in, Sellers or Principal and such claim is disputed by Sellers or Principal, then Buyer may elect to proceed with Closing by placing the disputed portion of the Purchase Price with the Escrow Agent. Kerrigan Advisors, Inc. (the “Broker”) assisted Seller with the transactions contemplated herein; the fees of which will be paid by Seller on the Closing Date.

2. Dealership Assets & Excluded Assets. Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the following Dealership Assets:

(a) Fixed Assets: Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, all fixed assets owned by Sellers on the Closing Date and used in connection with the Dealerships or the Dealership Premises (collectively, the “Fixed Assets”). Fixed Assets include Seller-owned vehicles not in inventory (i.e., “company vehicles”) but exclude assets that would be properly characterized as leasehold improvements, fixtures (as defined by Florida law) or real property. A bill of sale, assignment and assumption Agreement executed at Closing (the “Bill of Sale”) will contain a list and description of all of the Fixed Assets sold to Buyer. The Purchase Price for the Fixed Assets will be an amount equal to the net book value of such Fixed Assets as of the last day of the month immediately preceding the Closing Date after being entered on the original in service date for an amount equal to the actual, out-of-pocket initial purchase price for such Fixed Assets on such original in service date and depreciated in accordance with industry standard depreciation provisions consistently applied.

(b) New Vehicles. Buyer shall purchase from Sellers and Sellers shall sell to Buyer Sellers’ new, unregistered and unused 2020 and subsequent model year Manufacturer vehicles in Sellers’ inventory in the ordinary course of business and identified by Sellers on the Closing Date, including all untitled demonstrators and service loaners at each Dealership (collectively, “New Vehicles”). The New Vehicle purchase price will be an amount equal to the actual net cost to Sellers of each New Vehicle, as reflected on Manufacturer’s original invoice without interest or finance cost; plus Sellers’ direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles (including Seller’s actual, verifiable out of pocket cost of labor, rust-proofing, undercoating, nitrogen, scotch guarding, door edge guards, spare tires, window tint, interior/exterior paint protection, lift kits, window guards, spoiler and pinstripes); less the cost of any accessories, equipment or parts missing from any New Vehicle; less all applicable dealer hold-backs, incentives (in any form, including wholesale programs) and rebates (including all floor plan credits, advertising consideration or other inventory-based rebates or incentives paid or payable to Seller); less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage as determined by a reputable independent body shop. The purchase price of New Vehicles with more than 500 miles but less than 5,000 miles will be reduced by $0.25 per mile. New Vehicles with 5,000 or more miles will be valued as a Used Vehicle (defined below). The Bill of Sale will contain a list and description of all of New Vehicles sold to Buyer. Notwithstanding any provision herein to the contrary, (i) New Vehicles reported to the Manufacturer as sold (or “retail delivered”) or damaged and/or repaired such that Buyer would be required under applicable law or commercially reasonable standards and practices to disclose the repairs to a customer will be Used Vehicles; and (ii) “dealer traded” New Vehicles will be valued as if such New Vehicle had been invoiced to Sellers by Manufacturer and will not exceed the actual net cost thereof to Sellers; and (iii) New Vehicles in stock for more than twelve (12) months.

(c) Used Vehicles. Buyer may purchase all vehicles other than the New Vehicles in Sellers’ vehicle inventory as of the Closing Date at a mutually agreed upon price (collectively, “Used Vehicles”). If the Parties are unable to agree on the price of any Used Vehicle, then each such Used Vehicle will be excluded from the sale and removed from the Dealership Premises within thirty (30) days after the Closing. The Bill of Sale will contain a list and description of all Used Vehicles sold to Buyer.

(d) Parts; Accessories and Other Inventories.

(i) Manufacturer Parts and Accessories. All new, genuine, unused, unopened, undamaged current returnable and non-returnable parts and accessories (including new cores) purchased by Sellers from the Manufacturer or a Manufacturer's authorized distributor of such parts and accessories listed in the Manufacturer's or supplier's, as the case may be, current parts and accessories price book, as applicable, with supplements in effect on the date of the inventory described in Section 2(d)(iv) below (“OEM Parts”).

(ii) Non-OEM Parts, Accessories and Tires. All new, unused, unopened and undamaged non-OEM parts, accessories and tires (“Non-OEM Parts”) purchased by Seller and useable on Manufacturer's vehicles.

(iii) Miscellaneous Supplies. All useable and saleable general hardware consisting of bolts, nuts, washers, screws and fittings, all useable and saleable bulk items, such as brake pads, regardless of whether the package has been opened, and all useable and saleable gas, oil and grease (“Miscellaneous Supplies”).

(iv) Inventory. A physical inventory of Sellers' OEM Parts, Non-OEM Parts and Miscellaneous Supplies will be taken in the presence of Buyer's and Sellers' representatives by an inventory service mutually acceptable to Buyer and Sellers, the collective cost of which will be paid 50% by Buyer and 50% by Sellers. The purchase price for the OEM Parts is the price listed in the Manufacturer's or a Manufacturer authorized distributor's, price list or catalogues, with supplements, in effect at the time of the physical inventory MINUS any credits, discounts, allowances, rebates or other incentives which the Sellers have or will receive. Any obsolete OEM Parts shall be purchased by Buyer at one-half of list or catalogue prices or at a price determined by the inventory service in the absence of any catalogue pricing.

(v) Return Rights, etc. Upon Closing, if permitted by the Manufacturer, Sellers shall assign to Buyer, Sellers’ parts return rights and privileges. At the request of Buyer, Sellers shall use their best efforts to assist Buyer in effecting any parts return offered by the Manufacturer (including, if necessary, applying for parts return in Sellers’ name), and Sellers shall promptly pay over to Buyer any monies received from the Manufacturer related to OEM Parts that have been purchased by Buyer from Sellers. Buyer is not obligated to purchase any parts, accessories or other goods in which the parts code has had no sales in the twelve (12) months prior to Closing. Buyer will not be obligated to purchase more than one year’s supply of any non-returnable part or accessory (based on trailing one year historical sales). The purchase price for all other parts not addressed in this Section will equal the value thereof as mutually agreed between Buyer and Sellers. If any parts and accessories or other inventories or goods that Buyer is not obligated to purchase hereunder are not removed from the Dealership Premises within thirty (30) days after the Closing Date, such property will automatically become Dealership Assets transferred to Buyer pursuant to the Bill of Sale without additional consideration.

(e) Miscellaneous Assets & Goodwill. Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, Sellers’ telephone and data numbers, website addresses and domain names owned or registered by or on Sellers’ behalf, by Principal or the Dealership (excluding any Excluded Assets, provided, that Sellers shall redirect internet traffic arriving at www.fuccillokiaofcapecoral.com and www.fuccillokiaofportcharlotte.com to a domain name(s) provided by Buyer for at least one (1) year After the Closing Date), e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to Buyer), Sellers’ workman’s compensation and unemployment rating in the State of Florida to the extent that they are lawfully transferred, all lawfully transferable licenses and permits of the Dealerships or Sellers, Dealership Intellectual Property (defined below), leasehold improvements and fixtures, unused internal and customer repair order forms, customer lists and marketing materials and catalogues, retail buyer’s order forms, office and shop supplies, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealerships (including training and promotional materials, employee records of employees hired by Buyer, P.O. Boxes, third party warranties in Sellers’ favor and all licenses and rights to use all software (other than DMS systems not assumed by Buyer) on or used in connection with any personal computer or other computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and Sellers’ goodwill and going concern value relating to the Dealership. “Dealership Intellectual Property” means all (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade names, service marks, trade dress, and logos, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs). The purchase price for the assets described in this Section 2(f) is $36,000,000.00, which will be allocated between the Dealerships by mutual written agreement of the Parties in the Closing Memorandum (defined below).

(f) Excluded Assets. Notwithstanding any contrary provision contained herein, Sellers shall retain, and shall not sell to Buyer, except by mutual written agreement, assets not included in the enumeration of Dealership Assets, including the following specific items (collectively, the “Excluded Assets”):

(i) cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments and LIFO reserves;

(ii) Sellers’ accounts receivable of (including, but not limited to, any “contracts in transit”, rebates receivable, holdbacks, discounts receivable, credit life commission, receivable and finance Sellers receivables, both current and deferred);

(iii) any prepaid expense, insurance, interest, utilities, security deposits with respect to all real estate leases and assumed liabilities or rent accrued to the benefit of Sellers as of the Closing Date;

(iv) the minute book, corporate records and corporate seal of Sellers;

(v) the Purchase Price;

(vi) Sellers' right to enforce this Agreement;

(vii) as contemplated by Section 2(c), all Used Vehicles which Buyer does not elect to purchase;

(viii) all of Sellers' employee benefit plans;

(ix) those items of personal property owned by Principal, located at the Dealership Premises and listed on Schedule 2(g);

(x) all trade names and uniform resource locators and any and all content related to portcharlottecredit.com, capecoralcredit.com, hugekiacredit.com, and any other intellectual property used or usable in the Dealerships’ business containing the name “Fuccillo”, “Billy”, “Huge”, “It's Huge” or any combination of these words and/or used by an Affiliate of Sellers in the operation of its or their business(es);

(xi) any correspondence or records of Sellers that constitutes attorney-client privileged communications; and

(xii) Sellers' contracts or policies of insurance and any refunds of taxes or tax loss carry forward of Seller.

3. Pro-rations & Assumed Contracts.

(a) Prepaid Expenses & Pro-rations. Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, the Dealerships’ prepaid expense items incurred in the ordinary course of business at the direct out-of-pocket cost to Sellers for such items and provided such prepaid expenses provide future benefit to Buyer. All deposits and prorations which are normal and reasonable will be made as of Closing, including but not limited to the pro-ration of personal property taxes and utilities.

(b) Customer Deposits & Work in Process. Upon Closing, Sellers shall transfer to Buyer, in the form of a credit against the payment of the Purchase Price, all customer deposits for incomplete orders taken by Sellers in the ordinary course of business. Sellers shall retain all escheatable deposits. At the Closing, Sellers shall furnish Buyer with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Sellers shall deliver to Buyer all documents in Sellers’ possession reflecting such deposits, we owes, due bills, etc. The Bill of Sale will contain a list and description of such customer transactions (and Work in Process, as detailed below). Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, Sellers’ pending service orders written by Sellers in the ordinary course of business for an amount equal to Sellers’ actual cost for parts and labor for any such orders which are in process at the opening of business on the Closing Date (“Work in Process”). Sellers shall not receive the revenue from such Work in Process. Buyer may reject (and Sellers shall retain) all Work in Process where (i) the Work in Process was not placed in the normal course of business; or (ii) Sellers do not possess an order signed by the customer authorizing such service, the vehicle isn’t at the Dealership Premises on the Closing Date or such order has been open for longer than 21 days prior to the Closing Date. If the Work in Process is on terms that cause the Dealership to suffer a loss, Seller shall reimburse Buyer for such losses upon demand.

(c) Assumed Contracts. As of the Closing Date, Buyer shall assume Sellers’ contractual obligations listed on Schedule 3(c) hereto on the Closing Date (collectively, “Assumed Contracts”). The term “Assumed Contracts” excludes obligations and liabilities arising by the Closing Date or by reason of any breach or alleged breach by Sellers, regardless of when such obligation or liability is asserted. During the Inspection Period, Sellers shall provide Buyer with complete copies of all contracts Sellers propose for Buyer to assume along with a written summary in the form of Schedule 3(c) attached hereto on the Effective Date. Buyer is not obligated to assume any contract that is not incurred in the ordinary course of business or that cannot be terminated without a penalty or premium in two years or less. Sellers and Buyer shall use commercially reasonable efforts to agree in writing to a final Schedule 3(c) at least ten (10) days prior to expiration of the Inspection Period. Sellers shall arrange for assignment of the Assumed Contracts at Sellers’ cost, except to the extent that Buyer needs to be involved in the assignment/assumption process which will be at Buyer's expense.

4. Dealership Premises.

(a) Real Estate Contract. Buyer will purchase the Dealership Premises from Sellers’ affiliates, WBF Florida Properties, LLC and WBF Florida Properties III, LLC, Florida limited liability companies, pursuant to a real estate contract effective as of the Effective Date (as it may be amended and assigned, the “Real Estate Contract”).

(b) New Communication Lines. With reasonable prior notice, Sellers shall give Buyer and its employees and subcontractors reasonable access to the Dealership Premises before Closing for the purpose of installing communications lines (“New Communications Lines”) which in Buyer’s reasonable judgment are necessary to allow Buyer, immediately after Closing, to connect those premises and the computer systems, telephone systems, networks and data bases in them to Buyer’s computer systems, telephone systems, networks and data bases; provided, however, that Buyer shall not use the New Communications Lines before the Closing, other than for testing purposes. If this Agreement is terminated for any reason, Buyer shall promptly, but in no event later than fifteen (15) days after such termination, remove the New Communications Lines and repair any damage caused by such removal returning the Dealership Premises to substantially the same condition that existed prior to the installation of the New Communication Lines, all to the reasonable satisfaction of the Sellers. Buyer’s installation and, if applicable, removal of the New Communications Lines will be done in a manner that does not interfere with Sellers’ operation of the Dealerships and that does not damage the Dealership Premises. At least one week before the anticipated Closing Date, Sellers shall provide Buyer with digital access to Sellers’ vehicle inventory. Buyer may also arrange for Sellers’ employees to attend D.M.S. and other training prior to Closing so long as such training does not interfere with such employee’s work duties to Sellers.

5. Inspection Period. Beginning on the Effective Date, Buyer may conduct due diligence at Buyer’s expense regarding the Dealerships and Dealership Premises, including obtaining such reports and studies as Buyer deems appropriate. Until the sixtieth (60th) day after the Effective Date (the “Inspection Period”), Buyer may terminate this Agreement for any or no reason upon written notice to Sellers and receive a full refund of the Earnest Money without any written permission from Sellers, Principals or any other person or entity. If Buyer has not received the PCAOB Audit, as defined below, at least ten (10) business days before the expiration of the Inspection Period, then the Inspection Period will automatically be extended, solely for purposes of reviewing and accepting the PCAOB Audit, to the tenth (10th) business day after Buyer's receipt of the PCAOB Audit (“Extended Inspection Period”). During the Extended Inspection Period, Buyer may terminate this Agreement and receive a full refund of the Earnest Money only if Buyer is dissatisfied with the PCAOB Audit. During the Inspection Period, Sellers shall provide to Buyer and Buyer’s representatives reasonable access to the books, records, reports, employees, information and facilities of the Dealerships and the Dealership Premises, and shall make Sellers’ officers, employees, accountants and attorneys available at reasonable times to discuss with Buyer and Buyer’s representatives such aspects of the business of the Dealerships and the Dealership Premises. Sellers shall provide two (2) years (2018 and 2019) of PCAOB standard audited financial statements performed by The Bonadio Group (or other mutually agreed to CPA firm) (the “PCAOB Audit”) during the Inspection Period; provided, that upon receiving verification of Sellers' actual cost of the PCAOB Audit, Buyer will reimburse Sellers’ actual costs for the PCAOB Audit not to exceed $150,000.00 within five (5) business days after receiving the verification of actual cost. Sellers shall provide Buyer with all of Sellers’ Manufacturer financial statements within fifteen (15) days after month's end.

6. Purchase Price; Closing & Structuring Fee.

(a) Purchase Price & Closing. The Closing will occur on a mutually agreed to business day by the Closing Date Deadline (defined below) within fifteen (15) days after the satisfaction or waiver of the pre-Closing Date conditions contained in Section 9 below, and the draft of the Closing Memorandum (defined below) will be prepared on the day prior to such business day. The “Closing Date Deadline” means December 31, 2020. If the Closing has not occurred by the Closing Date Deadline and a protest is pending before the applicable Florida dealer regulatory board, or litigation with the Manufacturer is pending, then the Parties may mutually agree to extend the Closing Date Deadline as necessary upon notice to Seller. Buyer shall pay Sellers the purchase price for the Dealership Assets (the “Purchase Price”) in immediately available funds on the Closing Date. Each Party shall use the Purchase Price and other allocation described in the spreadsheet used by the Parties to calculate the Purchase Price mutually agreed to and executed and delivered by the Parties upon Closing (the “Closing Memorandum”) and an IRS Form 8594 (asset acquisition statement) to be filed by each Party with the Internal Revenue Service for the tax year in which the Closing occurs, in accordance with the rules prescribed under Section 1060 of the Internal Revenue Code, as amended. Neither Party will take any position inconsistent with such allocation unless otherwise required by applicable law. Each Party shall provide the other Party with a copy of any information to be furnished to the Secretary of the Treasury as required by Section 1060.

(b) Hart-Scott-Rodino Act. Filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) may be required. If filing or notice or other action is required under the HSR Act with respect to the transactions outlined herein, then Buyer shall be responsible for such filing or notice and Buyer and Sellers shall each pay one-half of all costs, including filing and attorneys’ fees, associated therewith. Sellers shall cooperate fully with Buyer in said action and promptly provide all requisite information.

(c) Equity Opportunity. Subject to Manufacturer approval, Buyer will allow Principal and the Dealerships’ general managers to purchase up to an aggregate of fifteen percent (15%) of the motor vehicle division (not real estate division) of Buyers’ equity (i.e., the Dealership owners on the Closing Date once this Agreement is assigned).

7. Sellers’ and Principal's Representations & Warranties. Each Seller and Principal represents and warrants to Buyer as follows on the Effective Date and the Closing Date:

(a) Formation. Seller is duly formed, validly existing, and in good standing under the laws of the State of Florida and is duly qualified to transact business in the city and county in which its Dealership Premises is located. Principal is Seller’s only individual with direct or indirect ownership in either Seller.

(b) Authority. Seller has the requisite legal power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary action and for which no consent of any person or governmental authority is required. This Agreement constitutes each Seller’s valid and legally binding obligation, enforceable in accordance with its terms, subject only to the application of the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy or similar state or federal law from time to time in effect affecting the rights of creditors generally.

(c) Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is permitted by Seller’s organizational documents and resolutions and Seller’s agreements and obligations. The execution, delivery, and performance of this Agreement by Seller does not require the consent of Seller’s creditors or of any other person other than the Manufacturer, other than such consents as have been, or prior to the Closing will be, obtained.

(d) Financials. True, correct and complete copies of at least three (3) years of Manufacturer financial statements have been delivered by Sellers to Buyer for Buyer’s review in connection with its due diligence investigation of the Dealership and the Dealership Assets. The three (3) years of Manufacturer financial statements have been prepared in all material respects in accordance with Manufacturer’s requirements. The PCAOB Audit will be provided to buyer as soon as it is completed and available for distribution.

(e) Compliance. To Sellers' knowledge, the Dealership and the Dealership Assets comply in all respects with, and the Dealership has been conducted in all respects in compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as hereinafter defined)), applicable zoning and other laws, ordinances, regulations and building codes, and neither Seller nor Principal has received any notice of any violation thereof which has not been cured.

(f) Litigation. There are no actions, suits or legal proceedings pending, or, to Seller’s or Principal's knowledge, threatened, against or affecting Seller, the Dealership or the Dealership Assets which might adversely affect Seller’s power or authority to carry out the transactions to be performed by Seller hereunder.

(g) Dealership Assets. Seller is the owner of, and has, good and marketable title to all of the Dealership Assets (including intangible assets such as websites and domain names); all of the Dealership Assets will be transferred to Buyer free and clear of all liens and encumbrances; and all of the Dealership Assets to be sold under the terms of this Agreement are, or on the Closing Date will be, in good operating condition and repair. Seller does not utilize any tangible or intangible personal property (e.g., websites, delivery vehicles, trade names, off-site storage facilities, no equipment leases, etc.) or real estate in its operation of the Dealership that is not either being sold to Buyer as a Dealership Asset or subject of the Real Estate Contract, except the Excluded Assets.

(h) Manufacturer. Manufacturer has not notified Seller or Principal of (i) any deficiency in Dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) a present or future need for facility improvements or upgrades in connection with the Dealership or the Dealership Premises; or (iii) the awarding or possible awarding of a Manufacturer dealership to any person or entity in the Metropolitan Statistical Areas in which the Dealership operates. The Dealership does not sell vehicles for export. Except in the ordinary course of Manufacturer’s business, Manufacturer has not audited Seller’s sales, service or warranty practices or documentation, or refused or charged back vehicle sales or warranty claims. To Sellers' knowledge, the Dealership Premises and the improvements thereon are compliant with all Manufacturer requirements, guidelines and programs, and Seller is eligible for all facility/sales related incentives offered by the Manufacturer or its distributor.

(i) Licenses. To Sellers' knowledge, (i) none of the permits or licenses used by Seller in the operation of the Dealership have been terminated or revoked; (ii) no violations have been recorded regarding such licenses or permits; (iii) no proceeding is pending or threatened seeking the revocation or limitation of any such licenses or permits; and (iv) there is not, and has not been, any violation in any respect of federal, state and/or local laws, rules, regulations and orders applicable to the Dealership or the Dealership Premises.

(j) Warranties. Seller does not have, or agreed to accept for others, any warranty or service obligations to any third party and Seller has not offered its customers any marketing or added-value programs or plans for which Seller is responsible for administration or the liability thereof, including, but not limited to programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers.

(k) Assumed Contracts. The summaries of the Assumed Contracts on Schedule 3(c) accurately describe such Assumed Contracts, neither party to any Assumed Contract is in breach, in any material respect, of such Assumed Contract, and all payments or obligations on the Assumed Contracts are, or as of the Closing Date will be current.

(l) Options, Rights of First Refusal. Except for the right of Buyer to acquire the Dealership Assets pursuant to this Agreement, Buyer’s rights pursuant to the Real Estate Contract and any acquisition rights of the Manufacturer under the applicable Dealer Sales and Service Agreement or any other written agreements between Sellers and Manufacturer, no other person or entity has any right to acquire all or any portion of the Dealership Assets, the Dealership Premises or any interest therein, or Seller’s Manufacturer contract rights or privileges.

(m)  Taxes. Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it to the date hereof with respect to the Dealership, the Dealership Premises and the Dealership Assets. Each such return is true, correct, and complete in all material respects, and Seller has paid all taxes, assessments, amounts, interest and penalties due to applicable governmental authority. Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Seller has created sufficient reserves or made other adequate provision. To Sellers' knowledge, no governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Seller, the Dealership or the Dealership Assets or the Dealership Premises.

(n) Employment Matters. Seller has no oral or written collective bargaining or organized labor contracts or employment agreements, whether or not legally binding, nor is Seller currently paying any deferred compensation or retirement allowance to anyone. Seller has no contract for the future employment of any person. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Seller has no knowledge that any Seller employee intends to terminate his or her employment. Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”.

(o) Environmental. (i) neither Seller nor Principal have received any notice from any governmental authority alleging a violation of any Environmental Laws that are applicable to the Dealership Premises, (ii) to Sellers' knowledge, Seller has complied in all material respects with all Environmental Laws that are applicable to the Dealership Premises, and has obtained and has been in compliance in all material respects with all required governmental environmental permits with respect to the Dealership, and (iii) no unauthorized storage, treatment, discharge or disposal of Hazardous Materials on the Dealership Premises has been made by Seller or its employees or agents, except in compliance in all material respects with applicable Environmental Laws. “Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation relating to the existence, cleanup, removal and/or remedy of contamination on property, the protection of the environment from spilled, emitted, discharged, discarded, deposited or emplaced Hazardous Materials, the generation, use, transport, storage, handling, disposal, removal or recovery of Hazardous Materials, and the exposure to hazardous, toxic, or other substances determined by law to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), The Toxic Substances Control Act, The Clean Air Act, and the Resource, Conservation and Recovery Act of 1976; and the term “Hazardous Material” means any “hazardous substance,” as defined by §101(14) of CERCLA.

(p) Brokers. Except for Broker, all negotiations relating to this Agreement, the Real Estate Contract and the transactions contemplated hereby and thereby have been carried on without the participation of any person acting on Seller’s or Principal's behalf in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee, expense, or similar compensation.

(q) Disclosure. No representation or warranty made by Seller in this Agreement, or in any statement, certificate, or other instrument furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains (or will contain, when furnished) any untrue statement of a material fact or omits (or will omit, when furnished) a material fact necessary to make the statements herein or therein not misleading.

As used in this Agreement, the phrases “knowledge of Seller” or “Seller’s knowledge” means the knowledge of Seller’s officers, Principal and the Dealership’s managers.

8. Buyer’s Warranties & Representations. Buyer represents and warrants to Sellers and Principals as follows on the Effective Date and the Closing Date:

(a) Formation. Buyer is a Delaware corporation. Buyer’s assignees will be an entity duly formed and validly existing with authority to conduct business in Florida on the Closing Date.

(b) Authority. Buyer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Buyer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or governmental authority is required which has not been obtained, and no filing with or other notification to any person or governmental authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

9. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by Buyer) prior to or at the Closing, of all of the following conditions:

(a) Manufacturer Approval. Manufacturer issued to Buyer a new Dealership Sales and Service Agreement, or commitment therefor, on terms and conditions reasonably acceptable to Buyer in its sole discretion, permitting Buyer to operate the Dealerships at the Dealership Premises as Sellers have operated them in the past.

(b) Assumed Contracts. Buyer shall have received copies of all Assumed Contracts to the extent that said contracts require the consent of the Vendor, said consents have been obtained.

(c) Seller Performance; Accuracy of Representations. Sellers and Principal have performed in all material respects all of their obligations hereunder to be performed prior to or at Closing. Sellers’ representations and warranties contained in this Agreement are true and correct as of the date made.

(d) Licenses & Approvals. Buyer obtained, or is in the process of obtaining, all required licenses and permits from governmental and other agencies to operate a new and used vehicle dealership and repair, body shop and service facility at the Dealership Premises, in the same manner as currently operated by Seller; provided, however, that if Sellers have agreed to execute for the benefit of the Buyer the Temporary License Use Agreement set forth as Exhibit A then this condition is deemed satisfied. If required by law, Buyer and Sellers have obtained all approvals required by the HSR Act, including clearances and completion of any waiting periods required by the HSR Act.

(e) Seller Authorization. Buyer received evidence reasonably acceptable to Buyer regarding Sellers’ due organization and authority to enter into the transactions described herein, including evidence of existence and good standing in the State of Florida and an officer’s certificate in form acceptable to Buyer containing a copy of resolutions duly adopted by Sellers’ appropriate governing body and owners approving the transactions contemplated hereby.

(f) No Material Adverse Change. Between the Effective Date and the Closing Date (i) there has been no material adverse change to the Dealership, the Dealership Premises or the Dealership Assets, (ii) there has been no federal, state or local legislative or regulatory change affecting the services, products or business of the Dealerships, which would have a material adverse effect on the Dealerships, the Dealership Premises or the Dealership Assets and (iii) none of the Dealership Assets have been damaged by fire, flood, casualty, act of God or the public enemy or other cause, which damages would have a material adverse effect on the Dealership, the Dealership Premises or the Dealership Assets.

(g) WARN Act. If applicable, Sellers complied with the provisions of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101-2109.

(h) No Litigation. No action, suit, filing requirement, waiting period or proceeding has been instituted, applied or mandated by a governmental agency or any other third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

(i) License Use. Each Seller executed and delivered a license use agreement in the form of Exhibit A hereto.

(j) Financing. Buyer has consummated its Dealership Asset financing arrangements with its lender(s) on terms acceptable to Buyer in its sole discretion; provided, however, that once the Inspection Period has expired, this condition shall be deemed satisfied. An extension of the Inspection Period for PCAOB purposes does not extend the Inspection Period for purposes of this financing condition.

(k) Closing Memorandum & Bill of Sale; etc. Each Seller must have executed and delivered a Closing Memorandum, a Bill of Sale, all Manufacturer-required documents, vehicle title documents, state tax compliance certificates, additional insured certificate and such other deeds, assignments or certificates of title, documents and other instruments of transfer and conveyance as may reasonably be required by Buyer, each in form and substance reasonably satisfactory to Buyer.

(l)  Non-Competition Agreement. Sellers, Principal and any other individuals with direct or indirect ownership in either Sellers executed and delivered the non-competition agreement in the form attached hereto as Exhibit B (the “Non-Competition Agreement”).

(m)  Simultaneous Real Estate Closing. The Closing hereunder will occur simultaneously with the “Closing” under, and as defined in, the Real Estate Contract.

10. Conditions to Sellers’ Obligations. Sellers’ obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Sellers), prior to or at the Closing, of all of the following conditions:

(a) Purchase Price Payment. Buyer paid the Purchase Price to Sellers.

(b) Buyer Performance. Buyer performed in all material respects all of its obligations hereunder to be performed prior to or at Closing each of Buyer’s representations and warranties contained in this Agreement shall be true and accurate as of the date made.

(c) Closing Memorandum. Buyer executed and delivered the Closing Memoranda.

(d) Simultaneous Closing. The Closing hereunder will occur simultaneously with the “Closing” under, and as defined in, the Real Estate Contract.

11. Employees.

(a) Benefits. Sellers and Principal shall terminate or take all appropriate action in connection with pension, profit sharing and health and welfare benefit plans, if any, that are applicable to Sellers and/or Sellers’ employees (“Plans”), prior to or at Closing, so that Buyer will have no responsibility or liability or obligation of any nature under Plans to any person, firm or corporation whatsoever. If any applicable law provides that Buyer is or will be liable for any liability or obligation under any Plan despite Sellers’ and Principal's contractual liability for such liability or obligation hereunder, and Sellers and Principal fail to pay or perform such liability or obligation within five (5) days after Buyer’s written demand, then such amounts may be set off from time to time from any amount Buyer (or its affiliate) owes Principal or Sellers (or their respective affiliate). Sellers (including all employers, whether or not incorporated, that are treated together with Sellers as a single employer within the meaning of Section 414 of the Code or, where appropriate, Sellers’ health and welfare benefit plans that are “group health plans” will retain liability for and will pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA) attributable as of the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in Section 4980B of the Code) regardless of when services were rendered or expenses incurred.

(b) Vacation & Sick Leave Wages. Sellers shall pay all wages (including earned but unused vacation wages, whether or not yet vested) due to Sellers’ employees as of the Closing Date. Sellers shall terminate their employees as of the close of business of the day immediately preceding the Closing Date. Provided the Closing takes place, Buyer may, but is not obligated to, employ Sellers’ employees who are willing to accept the offered employment with Buyer, and Buyer will give due regard to such employees’ benefits from their prior employer, so long as such employees meet all eligibility requirements, including any probationary period.

12. Receivables & Manufacturer Payments.

(a) Sellers’ Receivables. Following the Closing, Buyer, on Sellers’ behalf and as Sellers’ agent, shall accept payment of Sellers’ accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealerships prior to Closing for a period of 120 days. Buyer shall turn over to Sellers on the last day of each calendar month during said period all of the monies so accepted on said accounts receivable during the previous calendar month. Buyer is not obligated to accept payments of such accounts receivable after such 120-day period, but if Buyer does so then Buyer shall hold same in trust for Sellers and promptly pay the same over to Sellers. Buyer’s responsibility, so far as such collection is concerned, is only to accept monies paid on such accounts receivable and will not include any obligation to attempt to enforce payment thereof, or to send out bills or statements therefor. No adjustment will be made in any of such accounts receivable without Sellers’ permission. Sellers reserve the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Sellers.

(b) Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Sellers but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealerships prior to Closing will be paid over to Sellers promptly; (ii) amounts due to Buyer but collected by Sellers arising out of or in connection with the operation of the Dealerships on or following the Closing or as provided in this Agreement will be paid over to Buyer promptly; (iii) amounts paid by Sellers but owed by Buyer as a result of Manufacturer erroneously billing Sellers for items arising out of or in connection with the operation of the Dealerships following Closing will be paid over to Sellers promptly; and (iv) amounts paid by Buyer but owed by Sellers (e.g., any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Sellers’ customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of the Dealerships prior to Closing will be paid over to Buyer promptly. This section survives Closing indefinitely. If there are vehicles in-transit on the Closing Date (whether or not they are physically present) that have not been funded by Sellers’ floor plan lender and the Parties do not know whether they will be paid for by Buyer’s floor plan lender or Sellers’ floor plan lender, then the Parties may separately schedule those vehicles, Buyer will buy them but not pay for them, and, if such vehicles are funded by Sellers’ floor plan lender, then Sellers shall notify Buyer and Buyer shall promptly pay Sellers’ floor plan lender such amounts. Any other payments related to such vehicles misdirected by the Manufacturer will be redistributed as contemplated by this Section 12(b).

13. Pre-Closing Covenants.

(a) Pre-Closing. Promptly upon the execution of this Agreement, Sellers shall notify the Manufacturer in writing regarding the transactions contemplated by this Agreement and shall provide Buyer's counsel with a copy of same. Buyer (or its affiliate) shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Dealership Premises. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. If Buyer determines that an action before the appropriate Florida governmental authority is necessary to compel Manufacturer approval, then Buyer may elect in its sole discretion to initiate such action in Sellers’ name at Buyer’s expense. Sellers and Principal shall promptly provide the requisite information, documents and access necessary to prepare for Closing and ensure a seamless operational transfer of the Dealership Assets. Effective as of the Closing, Sellers shall terminate their dealer sales and service agreements with the Manufacturer and execute and deliver all of the Manufacturer’s customary documents and promptly remove Manufacturer’s intellectual property from all publicly visible assets in every form and medium (i.e., retained internet sites, signs, etc.). Sellers shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer’s efforts to obtain its own similar dealer sales and service agreements with the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Sellers shall transfer to Buyer certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Dealership Assets. If Sellers present assets for purchase post-Closing that would have otherwise been Dealership Assets, then such assets may be purchased at a mutually agreed to price or otherwise retained by Sellers.  This does not apply to in-transit vehicles from the factory. Buyer shall retain and safeguard the pre-Closing customer paper deal jackets retained by Buyer in accordance with law, and, until Buyer destroys such records in accordance with company policy in effect from time to time, Sellers shall have reasonable access to Sellers’ pre-Closing customer records (e.g., paper deal jackets) and any records related to Assumed Contracts after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries.

(b) Dealership Operations Pending Closing. Pending Closing, Sellers shall continue to operate the Dealerships in substantially the same manner as they have been operated by Sellers in the past and Sellers shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealerships and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealerships, including use its best efforts to ensure that Sellers’ sales and service records remain adequately protected; failure to do so in any material way shall be a breach of this Agreement; (iv) except as in the ordinary course of business or in furtherance of past practice, not grant increases in salary, pay or other employment related benefits to any Dealership officers or employees or allow, suggest or require employees to take unused vacation, in every case, without the written consent of Buyer; (v) not conduct any liquidation, close-out or going out of business sale or, except in the ordinary course of business, purchase more than $20,000 in Fixed Assets at once or in the aggregate in any month; (vi) not remove any Fixed Assets from the Dealership Premises prior to Closing except in the ordinary course of business; (vii) except as in the ordinary course of business or in furtherance of past practice, not enter into any contract or agreement which is not terminable without penalty on not more than 30 days’ notice and/or which provides for payment by the Dealerships (whether actual or accrued) in excess of $10,000.00 without the prior written consent of Buyer; (viii) not transfer any inventory or employee of the Dealerships to Sellers’ (or Sellers’ owners’) other business, or transfer any inventory or employee of any of Sellers’ (or its owners’) other businesses to the Dealerships; and (ix) not take or permit any action which would result in Sellers’ representations or warranties becoming incorrect or untrue in any material respect.

(c) No Negotiations or Discussions. Until the Closing Date, Sellers and Principal shall deal exclusively with Buyer regarding the sale of the Dealership Assets and the transactions contemplated by the Real Estate Contract. Sellers and Principals shall not pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of the Dealership Assets, Dealership Premises or Sellers’ equity or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with Sellers or Principal, which would hinder or frustrate Buyer from closing in accordance with the terms of this Agreement (a “Prohibited Discussion”). If any person or entity other than Buyer initiates a Prohibited Discussion, then Sellers or Principal (as the case may be) shall inform Buyer in writing and inform such person or entity of the existence of this Agreement, and that any Prohibited Discussion would constitute a violation of this Agreement.

14. Indemnification. Except as expressly written in this Agreement, Buyer is not assuming any liabilities or obligations of Sellers or Principal whether absolute, contingent, accrued, known or unknown. Examples of liabilities that may exist, which Buyer is not assuming include, but are not limited to, the following (collectively, “Liabilities Not Assumed”): (1) violations of any local, state, or federal Environmental Laws or the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of hazardous materials or other nuisances into the environment (including the pre-Closing management and off-site disposal of waste oil, used oil filters and other industrial wastes and any fines or penalties associated with pre-Closing Environmental Law violations); (2) violations of any applicable law relating to labor or employment, including violations of any collective bargaining agreement; (3) violations of, failure to comply with, or any obligation arising under, any applicable law relating to any welfare, retirement, vacation or other benefit plan or any plan covered by the Employee Retirement Income Security Act of 1974, as amended, or the failure to comply with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any pending or threatened law suit, claim or other action against Seller, whether from personal injury, wrongful death or property damage, or whether arising out of employment or a contractual or alleged contractual right; (5) any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Sellers’ customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance; and (6) any tax liabilities for any period or portion thereof ending by the Closing Date.

(a) Indemnification by Sellers and Principal. Sellers and Principal, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its affiliates and subsidiaries, and their respective owners, general partners, partners, managers, members, controlling persons, directors, officers, employees, agents, attorneys, and their successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and to pay to Buyer Indemnified Parties the amount of, all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and other damages, including reasonable attorneys’ fees and expenses, whether or not involving a third-party claim (collectively, “Damages”), arising directly or indirectly from (i) Sellers’ or Principal's breach of this Agreement, including any representations or warranties herein; (ii) all Liabilities Not Assumed; and (iii) Sellers’, Principal's, the Dealerships’ or Sellers’ employee’s act or omission prior to the Closing Date (e.g., the Dealerships’ operations up to the Closing Date).

(b) Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Sellers and Sellers’ owners, controlling persons, directors, officers, employees, agents, attorneys, and affiliates, and Principal and their affiliates, heirs, successors, assigns, and personal representatives (collectively, the “Seller Indemnified Parties”, and together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against, and to pay to the Seller Indemnified Parties the amount of, all Damages arising directly or indirectly from (i) Buyer’s breach of this Agreement, including any representations or warranties herein; (ii) relating to any of the Assumed Contracts arising on or after the Closing Date; or (iii) any act or omission of Buyer, the Dealerships or Buyer’s employees on or after the Closing Date (e.g., the Dealerships’ operations on and after the Closing Date).

(c) Expiration of Indemnification Obligations. Except as otherwise expressly provided in this Agreement, the rights of the Indemnified Parties to indemnification with respect to breaches of representations and warranties will expire and be of no further effect after the second (2nd) anniversary of the Closing Date, and accordingly no Indemnified Party may seek indemnification under this Agreement with respect to breaches of representations and warranties after the second (2nd) anniversary of the Closing Date. The foregoing notwithstanding, none of the provisions set forth in this Agreement, including but not limited to the provisions contained in this section, will be deemed to limit the time period during which a claim based on a Party’s fraud (whether of commission or omission), criminal conduct, or intentional wrongdoing, or a claim for breach of any covenant, may be brought. Buyer’s right to indemnification, reimbursement or any other remedy based upon Sellers’ and Principals’ representations, warranties, covenants and obligations in this Agreement (or any document executed in connection herewith) will not be affected by any investigation (including any environmental investigation or assessment) conducted, or any knowledge acquired (or capable of being acquired) at any time; provided, however, that if any actual knowledge was acquired by Buyer’s officers prior to Closing and Buyer failed to make Sellers aware of the investigative results or knowledge and afforded Sellers an opportunity to cure, then with respect thereto Buyer is not entitled to indemnification.

15. Default & Termination. Notwithstanding any provision in this Section 15 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in breach of this Agreement.

(a) Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing (including as provided in Section 5). A default by the “Buyer” or the “Seller” under, and as defined in, the Real Estate Contract will be deemed to be a default hereunder by the Buyer or Seller, respectively, and termination of the Real Estate Contract will automatically terminate this Agreement. This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i)  By the mutual written agreement of the Parties, at which time the Earnest Money will be promptly paid in accordance with said written agreement;

(ii) By Buyer for any or no reason by providing written notice during the Inspection Period as provided in Section 5, at which time the Earnest Money will be promptly paid to Buyer upon Buyer’s written notice (i.e., no permission is required from Sellers or Principal);

(iii) By Buyer if a breach of any provision of this Agreement has been committed by Sellers or Principal and such breach has not been either (A) cured within ten (10) days (or commenced within said ten (10) day period in the event that the breach cannot be cured within said ten (10) day period) after written notice to Sellers, or (B) waived in writing by Buyer, at which time the Earnest Money will be promptly paid to Buyer upon the joint instructions of the Parties;

(iv) By Sellers if a breach of any provision of this Agreement has been committed by Buyer and such breach has not been either (A) cured within ten (10) days (or commenced within said ten (10) day period in the event that the breach cannot be cured within said ten (10) day period) after written notice to Buyer, or (B) waived in writing by Sellers, at which time the Earnest Money will be promptly paid to Sellers upon the joint instructions of the Parties;

(v) By Buyer if any of the conditions to the obligations of Buyer set forth in Section 9 have not been satisfied by the third (3rd) business day prior to the designated Closing Date Deadline (other than due to Buyer’s breach of this Agreement) and Buyer has not by then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer;

(vi) By Sellers if Sellers’ conditions precedent to Closing in Section 10 have not been satisfied by the Closing Date Deadline (other than due to Sellers’ breach of this Agreement) and Sellers have not then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer; or

(vii) By Buyer or Seller, if the Closing has not occurred by the Closing Date Deadline, for any reason other than a breach by the terminating Party, at which time the Earnest Money will be promptly paid to Buyer.

(b) Buyer’s Default. If prior to Closing Buyer breaches this Agreement and fails to cure as provided above, then Sellers’ and Principals’ sole right and exclusive remedy will be to either (i) terminate this Agreement by giving written notice thereof to Buyer and then Sellers may take the Earnest Money as liquidated damages in full settlement of all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief; or (ii) within ninety (90) days after Sellers’ initial notice of default, pursue an action in equity against Buyer for the specific performance by Buyer of the terms and provisions of this Agreement. It is impossible to estimate more precisely the damages which might be suffered by Sellers and Principals upon Buyer’s default. Sellers’ and Principals’ retention of the Earnest Money pursuant to Section 15(b)(i) is intended not as a penalty, but as full liquidated damages. The right to receive and retain the Earnest Money as full liquidated damages is Sellers’ and Principals’ sole and exclusive remedy upon a default hereunder by Buyer.

(c) Seller or Principal Default. If prior to Closing Sellers or Principal breach this Agreement and fail to cure as provided above, then Buyer may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Sellers and/or Principal (pursuant to which Buyer is not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Sellers and Principal of the terms and provisions of this Agreement; and (if specific performance is unavailable)/or (ii) the right to terminate this Agreement by giving written notice of such termination to Sellers and Principal and receive a full refund of the Earnest Money without prejudice to any of Buyer’s rights or remedies including an action for actual damages.

16. Miscellaneous.

(a) Transaction & Enforcement Costs. Except as otherwise provided in Section 5 herein, each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs. Upon any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party shall pay to the successful Party therein all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealerships and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information as required by law and to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, Buyer may notify governmental organizations (e.g., the Security and Exchange Commission) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement.

(c) Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this instrument on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this instrument on behalf of such Party.

(d) Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, or mailed, registered or certified mail, postage prepaid, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(e) Integration; Amendments & Time. This Agreement and the Real Estate Contract contain the entire understanding between the Parties and supersede any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement (including that certain letter agreement among Buyer and Sellers dated August 21, 2020). Any modification or amendment of this Agreement will be in writing and executed by Sellers, Principal and Buyer. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., Inspection Period or Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday.

(f) Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. Any schedule or exhibit referenced herein but not present on the Effective Date shall be provided by Sellers at least five days prior to expiration of the Inspection Period, otherwise, the Inspection Period shall be extended so that Buyer has five days to consider such information. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. Except as expressly provided herein (e.g., “industry standard depreciation” or “as reflected on Manufacturer’s statement”), all accounting matters required or contemplated by this Agreement will be in accordance with generally accepted accounting principles. This Agreement may be executed in one or more counterparts and delivered by e-mail or facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. No Party may assign this Agreement or any rights, interests or obligations hereunder without the prior written approval of the other Parties hereto; provided, however, Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder to any entities owned or controlled by, or under common control with, Buyer without Sellers’ or Principal's consent. Notwithstanding any such assignment, Buyer will remain liable as a guarantor of the obligations of the assignee until Closing is consummated and all references to Buyer herein are deemed a reference to both Buyer as of the Effective Date and any applicable assignees of that Buyer. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. Sections 14 through 17 of this Agreement will survive the expiration and termination of this Agreement. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(g) Further Assurances. At the request of Buyer and at Buyer’s expense, Sellers and Principal shall cooperate in the preparation by Buyer of all filings to be made by Buyer with the Securities and Exchange Commission including any periodic filings and any filing with respect to a registered offering of its securities by Buyer and the closing of the offering registered thereby. Upon Buyer’s request at any time, Sellers and Principals shall take any act, including executing and delivering any document, necessary or advisable to transfer to and vest in Buyer, and protect its rights, title and interest in and enjoyment of, all the Dealership Assets and Dealership Premises and otherwise to carry out the provisions of this Agreement (including user names and passwords for sites and accounts for or related to social media, directory assistance or reputation management and Closing Memorandum error corrections). Such further acts include terminations or transfers of trade name filings and domain name assignments and assisting Buyer in its efforts to be restated as a successor employer for employment tax purposes with respect to the Sellers’ employees hired by the Buyer, including, but not limited to, the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes.

(h) Escrow Agent. Escrow Agent’s duties pursuant to this Agreement are purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as the Escrow Agent is acting in good faith. The Parties hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and shall hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, the Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by the Escrow Agent of an authorization in writing, signed by Sellers and Buyer, directing the disposition of the Earnest Money, or, in the absence of such written authorization, the Escrow Agent may hold the Earnest Money until a final determination of the rights of the Parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days after notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, the Escrow Agent shall have no further liability or obligation hereunder. The Escrow Agent shall execute the Escrow Receipt attached hereto in order to confirm that it has received the Earnest Money and is holding the same on deposit in accordance with the provisions hereof.

(i) Applicable Law & Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State of Florida without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any Florida state or Federal court. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

(j) JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THIS AGREEMENT OF THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTY AND EACH PARTY HEREBY REPRESENTS AND WARRANTS THAT NO PERSONS OR ENTITIES ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY ACKNOWLEDGES TO THE OTHER THAT IT HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

17. Joint & Several Liability. Each Seller’s and Principal's representations, warranties, covenants, duties, obligations and agreements in this Agreement are the joint and several representations, warranties, covenants, duties obligations and agreements of both Sellers and Principal.

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

Fuccillo Affiliates of Florida, Inc. and Fuccillo Associates of Florida, Inc., Florida corporations, as Seller		LMP Automotive Holdings, Inc., a Delaware corporation, as Buyer

By:		By:
	William B. Fuccillo, Jr., Vice President of both		Sam Tawfik, Chief Executive Officer

Notice Address:	Notice Address:
10524 U.S. Route 11, P.O. Box 69	601 N. State Road 7
Adams, New York 13605	Plantation, FL 33179
sam@lmpmotors.com
richard.aldahan@lmpmotors.com

Copy to:	Robert S. Scalione, Esq.
	Melvin & Melvin, PLLC	Copy to:	Nolen, PLLC
	217 South Salina Street		6000 Monroe Road, Suite 350
	Syracuse, New York 13202		Charlotte, North Carolina 28212
	(O) 315-422-1311, Ext. 160		Brian.Nolen@NolenPLLC.com
(C) 315-382-2926
rscalione@melvinlaw.com

William B. Fuccillo, Sr., individually, as Principal by William B. Fuccillo, Jr., his attorney-in-fact pursuant to that certain Durable Power of Attorney dated July 31, 2020

Notice Address:

10524 U.S. Route 11

P.O. Box 69

Adams, New York 13605

Schedule 3(c) – Assumed Contracts

(Completed during the Inspection Period)

Counter Party	Date and Term	Cost	Termination Rights

EXHIBIT A

TEMPORARY LICENSE USE AGREEMENT

Reference is hereby made to that certain Dealership Asset Purchase Agreement dated as of September [●], 2020 (the “Asset Purchase Agreement”), by and among [●] (“Seller”), [●], William B. Fuccillo, Sr. (“Principal”), and (the “Buyer”). Capitalized terms used herein and not defined have the meaning of that term(s) as defined in the Asset Purchase Agreement.

Seller hereby grants the Buyer the authority to use the Seller’s motor vehicle sales licenses and dealer plates (collectively, the “Dealer Licenses”) in the operation of the Dealership commencing at 12:01 a.m. on the date of this agreement and terminating on the earlier of (x) the Buyer obtaining its Licenses in its own name or (y) at 12:00 Noon on the forty-fifth (45th) days after the date of this Agreement (“Temporary Use Period”). During the Temporary Use Period, only the Buyer may operate under the Dealer License. The temporary use of the dealer plates hereunder may only be used for (i) non-overnight test drives and only if an employee of the Purchaser accompanies the customer during the test drive (if permitted by applicable pandemic response rules); (ii) manager's demonstration vehicles; and (iii) the relocation of vehicles to and from storage lot(s) to the Dealership. The temporary use of the dealer plates hereunder shall not be used for overnight test drives or on service loaners.

As a material inducement to the Seller to permit the Buyer's use of the Dealer Licenses (i) the Buyer represents and warrants that it has applied for, and will use commercially reasonable efforts to obtain, its own license with the Department of Revenue and other regulatory authorities of the State of Florida as promptly as practicable following the date hereof and (ii) the Buyer shall defend, indemnify and hold the Seller and any of its affiliates, officers, employees or shareholders, harmless from and against any cost, liability, damages, losses or fines, including reasonable attorneys' fees, incurred by the Seller, or any of its respective affiliates, officers, employees or shareholders in connection with or as a result of the Buyer's or its officers, employees, shareholders and/or representatives, use or misuse of the Dealer License. This is an integrated agreement that constitutes the entire understanding between the parties with respect to the subject matter herein. Nothing contained in this Agreement is intended to effectuate a transfer or assignment from the Seller to the Buyer of any license held by the Seller or to grant rights to the Buyer that are prohibited by applicable Florida law. The Buyer agrees to add the Seller as an additional insured to its general liability insurance policy for the term of this Temporary License Use Agreement plus ten (10) days and to provide written proof to the Seller that the Seller is an additional named insured, which shall state such insurance shall not be cancelled within thirty (30) days prior written notice to the Seller.

During the Temporary Use Period, the following shall apply:

1. Seller shall maintain the Dealer Licenses as current and in good standing.

2. Buyer shall use the Dealer Licenses at its own expense.

3. Buyer will at all times provide Seller with all documents and information regarding Buyer's use of such rights as Seller may reasonably request and Seller shall reasonably cooperate with Buyer in conjunction with said use.

4. This Agreement shall be construed, enforced and interpreted under and in accordance with the laws of the State of Florida.

5. Nothing contained in this Agreement, whether expressed or implied, is intended to confirm any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns nor is anything in this Agreement intended to release or discharge the obligations or liabilities of any third person to any party to this Agreement nor any right of subrogation or action over or against any party to this Agreement.

6. No party hereto may transfer or assign their rights or obligations under this Agreement to any third party without first obtaining the prior written consent of the other parties hereto.

7. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver and no such waiver once given shall be deemed to constitute a waiver for any subsequent breach or default of the same or similar nature.

8. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be changed by said amendment, change or modification.

9. This Agreement may be executed in any number of counterparts and delivered by e-mail or facsimile, each of which when executed will be an original, but such counterparts will together constitute one and the same instrument.

SELLER:

[●]

By
WILLIAM B. FUCCILLO, JR.
Vice President

BUYER:

[●]

By
Name
Title

EXHIBIT B

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2020, by and among Fuccillo Affiliates of Florida, Inc., Fuccillo Associates of Florida, Inc., and William B. Fuccillo, Sr., an individual (collectively, “Sellers”), and [●] and [●] (the “Buyers”).

WHEREAS, Sellers have been involved in the ownership or operation of two KIA motor vehicle dealerships located in Cape Coral and Port Charlotte, Florida (the “Dealerships”) for several years and have developed a significant reputation in the Cape Coral and Port Charlotte metropolitan areas and the surrounding regions in connection with sales, lease and service of motor vehicles and with the general operation of the Dealerships;

WHEREAS, Buyers (as co-assignees of LMP Automotive Holdings, Inc.), Principal and the Dealerships’ prior owners are parties to a Dealership Asset Purchase Agreement effective as of September [●], 2020, regarding the Dealerships (as it may be amended or assigned, the “APA”; undefined capitalized terms used herein are used as defined in the APA); and

WHEREAS, in order to protect the future business operations of Buyers from such competition Sellers have agreed to refrain from taking certain actions as detailed herein.

NOW, THEREFORE, in exchange for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Term. The term of this Agreement is two (2) years commencing on the Closing Date (the “Term”); provided, however, the Term will be automatically extended by a period of time equal to the time(s) during which a Seller is in breach of this Agreement.

2. Non-competition. During the Term, Sellers shall not in any capacity or role participate in any business engaged in the retail sale, lease, repair or service of new motor vehicles, parts or accessories in the following jurisdictions (collectively, the “Restricted Territory”):

(a)	Charlotte County, Florida;
(b)	Glades County, Florida;
(c)	Hendry County, Florida;
(d)	Collier County, Florida;
(e)	Sarasota County, Florida;
(f)	De Soto County, Florida;
(g)	Highlands County, Florida; or
(h)	Glades County, Florida.

Nothing herein prohibits the continued operation of Fuccillo Nissan of Clearwater at its current location or Fuccillo Kia of Clermont at its current location upon its completion of construction in 2021.

3. No solicitation or hiring. During the first two (2) years of the Term, without the prior express written consent of Buyers, Sellers shall not (and shall not attempt to, permit or cause any of their respective affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to) hire or solicit to hire any Dealership employee that worked for a Dealership at any time during the period of time from August 21, 2020, through the Term (each, a “Restricted Party”). Notwithstanding the foregoing, nothing contained herein prohibits Sellers, or any affiliates of Sellers, from placing general advertisement for employment.

4. Enforcement.

(a) Injunctive Relief. Irreparable damage will result to Buyers upon Sellers’ breach of this Agreement, and upon such a Seller breach, Buyer will be entitled, in addition to any other rights and remedies available at law or in equity, to an injunction to restrain and enjoin Sellers from violating the restrictive covenants in this Agreement (collectively, the “Restrictive Covenants”) without the necessity of posting any bond or proving special damages or irreparable injury. Sellers shall be responsible for all expenses incurred by Buyers, including reasonable legal fees of Buyers in any litigation involving Buyers and Sellers involving this Agreement in which Buyers prevail. If there is a suit in equity by Buyers against Sellers to enforce this Agreement, and the court refuses for any reason to enforce the Agreement by injunction, then such suit in equity will not be a bar to a later suit to recover damages.

(b) Interpretation; Severability. The parties hereto do not intend for the Restrictive Covenants to violate any public policy or statutory or common law. If a court of competent jurisdiction renders a ruling holding that any one or more of the provisions of this Agreement, including the stated term and/or geographic coverage of the Restrictive Covenants, constitute an unreasonable restriction, then the Restrictive Covenants will not be rendered void but will apply to such extent and as to such time period and geographic areas as the court may determine constitutes a reasonable restriction under the circumstances. For clarity, put another way, a court shall be allowed to revise the restrictions to cover the maximum period, scope and area permitted by law. The parties specifically intend that the Restrictive Covenants will be construed as a series of separate and independent covenants for each restrictive action and for each distinct geographic area contained within the stated territory. Sellers’ representations, warranties, covenants, duties, obligations and agreements in this Agreement are the joint and several representations, warranties, covenants, duties, obligations and agreements of Sellers and each person or entity included in the definition of “Sellers” in the Preamble.

5. Assignment; Incorporation by Reference. Buyers may freely assign their rights and duties under this Agreement by providing Sellers written notice. Sections 16 and 17 of the APA are incorporated herein by this reference, mutatis mutandis.

IN WITNESS WHEREOF the parties hereto executed and delivered this Agreement as of the date in the Preamble above.

Fuccillo Affiliates of Florida, Inc. and Fuccillo Associates of Florida, Inc., Florida corporations, as Sellers		[●], a [●], and [●], a [●] as Buyer

By:		By:
	William B. Fuccillo, JR., Vice		Name & Title:
President of Both

William B. Fuccillo, Sr., individually, as Principal by William B. Fuccillo, Jr., his attorney-in-fact pursuant to that certain Durable Power of Attorney dated July 31, 2020

ESCROW RECEIPT

“Fuccillo KIA of Cape Coral” & “Fuccillo KIA of Port Charlotte”

Dealership Asset Purchase Agreement

Escrow Agent agrees to be bound by the Dealership Asset Purchase Agreement and acknowledges receipt of:

☐	A. Executed copies of the Dealership Asset Purchase Agreement on September __, 2020;

☐	B. Earnest Money in the amount of $1,000,000.00 on September __, 2020.

The Effective Date of the Dealership Asset Purchase Agreement is the first date on which Escrow Agent was in possession of both items described above, and thus, the Effective Date is September __, 2020.

Escrow Agent:

Anthony J. Gargano, P.A.

By:
Anthony J. Gargano, Esq.

Dated: September __, 2020

Notice Address:
2240 West First Street, Suite 105
Fort Myers, Florida 33901
Office Phone: 239-337-2280 Ext. 3
Cell Phone: 239-229-7166
Fax: 239-337-7705
TGargano@GarganoLaw.com

Escrow Agent acknowledges having reviewed this Dealership Asset Purchase Agreement and will be bound by those provisions thereof which pertain to Escrow Agent and its duties thereunder.